LICENSING AGREEMENT

This Licensing Agreement (the "Agreement") is made this 15th day of June, 2002 by and between **Johns Hopkins International, L.L.C.**, a Maryland limited liability company ("JHI"), and **Proactive Medicare Enterprises (Hong Kong) Limited ("PME")**. The Johns Hopkins Hospital Department of Obstetrics and Gynecology (the "Department") has also joined in the execution of this Agreement for the limited purpose of obligating itself to be bound by the sections of this Agreement designated beside its name on the signature page of this Agreement.

RECITALS

1. JHI has been established by Johns Hopkins Medicine ("JHM") in order to enhance JHM's pre-eminent reputation for clinical care, education and research in the international arena.

2. PME intends to provide a new paradigm for the delivery of preventive healthcare in China (the "Country"). Initially, PME will focus on development of facilities (the "Facilities") providing high quality obstetric and gynecology services (the "Project"). The Facilities will include associated fitness and wellness centers.

3. In order to better market the Facilities and thereby enhance their profitability, PME desires to obtain certain rights to indicate that the Facilities have a limited affiliation with JHI and/or the Department as described in this Agreement.

NOW THEREFORE, in consideration of the premises, and of the mutual covenants and conditions contained herein, JHI and PME agree as follows:

1. ***Grant of License.***

(a) JHI grants to PME a limited, non-exclusive, and non-transferable right and license (with non-compete provisions as set forth in Section 8 of this Agreement) to indicate that it has consulted with JHI and/or the Department in connection with the establishment of specific clinical programs (the names of JHI and of the Department are herein collectively called the "Mark"). Each specific usage of the Mark must be approved in writing in advance by JHI and will be limited to clinical programs with respect to which the Department or JHI have provided material services to PME within the preceding two (2) year period. The rights granted herein do not include any right to use the Mark as part of PME's legal or assumed name anywhere, as the name of any service or product of PME, or in connection with any submissions made to governmental agencies and certifying boards.

(b) The rights granted in this Section 1 are non-divisible and shall not be transferred in whole or in part without JHI's prior written consent, which consent may be granted or denied in JHI's sole and absolute discretion.

(c) Notwithstanding anything to the contrary contained in this Agreement, PME may (i) use the Mark only in connection with clinical programs at the Facilities, and (ii) may not use the

in any manner that JHI, in its sole discretion, deems to be illegal, vulgar, obscene, in bad taste, or inconsistent with the professional image and reputation of JHI and JHM.

2. *Control of Mark.*

(a) PME recognizes the substantial value and goodwill associated with the Mark and that the Mark has acquired a secondary meaning as being synonymous with medical services and education of the highest quality and pioneering health and medical research. PME agrees that it will conduct its business in accordance with the highest standards and in compliance with all applicable laws, so as to protect and enhance the goodwill embodied in the Mark and the reputation of JHI, the Department and JHM. All marketing and promotion of PME's services using the Mark shall be done in a dignified, tasteful and professional manner in keeping with the standards of JHI and JHM. JHI may issue from time to time written standards to be followed by PME in the use of the Mark and, upon receipt of written notice of any such standards, PME shall implement them promptly.

(b) JHI shall have the right to review and approve each use of the Mark. In particular, PME shall advise JHI in writing of each proposed use of the Mark and shall permit JHI to review a prototype or sample of the material or item containing the proposed use as soon as it is available. JHI shall, within thirty (30) days following receipt of written notice of a proposed use, advise PME of any good faith concerns with respect to the proposed use. PME shall exercise good faith, reasonable efforts to resolve those concerns. Upon resolution of JHI's objections and receipt of JHI's written approval, PME shall be permitted to make the proposed use of the Mark, which shall not require further approval of JHI except as to any material changes to the approved materials or items.

(b) JHI shall have the right, but not the obligation, to request at any time samples of PME's then current promotional, marketing and other materials that depict the Mark for quality control purposes. JHI shall advise PME in writing of any use which is inconsistent with this Agreement (an "Inconsistent Use Notice"), and PME shall immediately cease such use. Notwithstanding the foregoing, JHI shall not have the right to send an Inconsistent Use Notice with respect to any use previously approved in writing by JHI pursuant to this Section 2.

3. *Termination of Right to Use Mark.* JHI shall have the right to require PME to immediately cease use of the Mark: (a) if an event of default by PME occurs and continues beyond any applicable notice and cure period set forth in Section 13 of this Agreement, (b) in the event JHI determines in good faith that PME is not operating the Facilities in conformance with JCIA or similar accreditation standards in place from time to time for international medical facilities of the highest quality, or (c) in the event JHI determines in good faith that PME has materially violated any applicable laws or otherwise conducted its business in a manner that materially and adversely reflects on the image and reputation of JHI or JHM because of the affiliation with PME. JHI shall not exercise its termination rights pursuant to the previous clauses (b) and (c) before first providing to PME a forty-five (45) day period in which to explain the situation and state how it intends to address

it. Upon JHI's exercise of its right to terminate use of the Mark as described above or upon termination of this Agreement for any reason, PME shall have no further right to use the Mark and shall immediately cease use of the Mark.

4. ***Protection of the Mark.***

(a) PME agrees that, except for the rights granted expressly in this Agreement, PME shall have no right, title or interest in the Mark, and that the Mark is the sole property of JHI and its affiliated entities. PME agrees not to challenge, or cause a third party to challenge, the validity and ownership by JHI and its affiliated entities of the Mark, and not to seek to register, defend, compromise or dispute any rights in and to the Mark.

(b) PME shall advise JHI of any apparent infringement of the Mark of which it becomes aware and will reasonably cooperate with JHI in the prosecution of any action brought to protect the Mark. JHI shall have the sole and exclusive right to sue for an alleged infringement of the Mark and to retain all recoveries and any other revenues deriving therefrom.

(c) Each party hereby agrees to give the other written notice within forty-five (45) days after learning of any claim or legal proceeding which is threatened or actually instituted against either party by any third party involving the rights to the Mark as licensed under this Agreement and to cooperate in good faith in the resolution of the matter.

(d) PME shall execute any additional documents and provide any information and consents reasonably necessary in order to effect the protection of the Mark as licensed under this Agreement.

5. ***Indemnification and Insurance.***

(a) PME agrees to indemnify and hold harmless JHI, JHM, the Department, The Johns Hopkins Health System Corporation ("JHHS"), The Johns Hopkins University ("JHU"), and their respective employees, officers, directors, agents, and all related and affiliated entities (collectively, the "Hopkins Parties") for any losses, claims, damages or liabilities, including, without limitation, attorneys' fees and court costs (collectively, the "Claims"), resulting to any of them from the use of the Mark by PME including, without limitation, Claims arising from: (i) any injury or damage caused by any services or goods sold or otherwise provided by PME, its agents, or any affiliated person or entity, including medical diagnosis and treatment, or (ii) any action or omission of PME, its agents, or any affiliated person or entity; provided that no indemnification shall apply to any loss arising solely from a negligent act or omission by JHI or its affiliates or a material breach by JHI or its affiliates of this Agreement. PME shall maintain general liability insurance, and if and when customarily maintained by premier medical facilities within the Country, medical malpractice insurance, with a financially sound carrier or carriers reasonably acceptable to JHI, covering any and all such Claims, in a commercially reasonable amount (but in no event with limits of less than US$1,000,000 per

occurrence and US$3,000,000 in the aggregate). Such minimum coverage limits shall increase from time to time to reflect both inflation and increasing levels of insurance that may be customarily maintained by similar businesses. Such insurance shall name JHI and its designees as additional insureds and provide that JHI receive thirty (30) days advance written notice of any change in, or cancellation of, coverage. PME shall provide a certificate evidencing such insurance to JHI within fifteen (15) days after request.

(b) JHI agrees to indemnify and hold harmless PME and its employees, officers, directors, agents, and affiliated entities for any losses (including attorneys' fees and court costs) resulting to any of them as a result of a claim by any third-party that the use of the Mark as permitted under this Agreement violates the proprietary rights of any third-party.

(c) These indemnification provisions shall survive termination of this Agreement for any reason.

6. ***Specific Remedies.*** JHI shall be entitled to injunctive relief as provided in Section 13 of this Agreement in the event of any misuse of the Mark by PME. In addition, PME agrees to pay JHI, as liquidated damages, in view of the difficulty and uncertainty of ascertaining actual damages from prohibited name usage or the benefits to PME of such name usage, the sum of US$10,000 for each day such name usage continues in violation of this Agreement. Such per diem amount shall commence to accrue on the date of the violation, but JHI agrees to forbear for a period of forty-five (45) days following Notice from JHI to PME of the violation before commencing efforts to collect such damages. During that forty-five (45) day period, PME shall have the opportunity to discuss with JHI any reasons it may believe that name usage is not in violation of this Agreement. Provision for such liquidated damages in no manner constitutes a license for continued use of the Mark or in any way limits JHI's rights to seek injunctive relief or terminate this Agreement upon violation of this Section.

7. ***Compensation for Name Usage.***

(a) In consideration for the license for use of the Mark, PME agrees to pay JHI a royalty fee (the "Royalty Fee") determined in accordance with the following schedule (the "Schedule"):

(i) US$175 per child birth in the Facilities (a "Delivery") for the first 5,715 deliveries during each twelve (12) month period from the date of this Agreement (a "Contract Year");

(ii) US$125 per Delivery for the next 20,000 Deliveries in each Contract Year;

(iii) US$100 per Delivery for each Delivery in excess of 25,715 Deliveries in a Contract Year;

(iv) US$75 per each pregnant women's membership (a "Membership") at the Facilities for the first 5,000 Memberships; and

(v) US$50 for each such Membership in excess of 5,000 Memberships.

The above rates per Delivery apply to the "premium" class of beds which are envisioned to be the primary component of the Facilities. Such rates will be adjusted in a manner acceptable to JHI and PME in situations where PME provides services to "subsidized" beds. "Premium" and "subsidized" beds are more particularly described on **Exhibit A** to this Agreement. PME acknowledges that the financial projections for its business delivered to JHI (the "Financial Projections") are based solely on "premium" beds. A copy of the Financial Projections is attached to this Agreement as **Exhibit B**. Payments to JHI pursuant to this Section shall be made on a quarterly basis as prorated for the number of Deliveries or Memberships in each three (3) month period in a Contract Year. Payments as prorated shall be due thirty (30) days after the end of each such three (3) month period. A final reconciliation shall be made within sixty (60) days after the end of each Contract Year with either (i) JHI reimbursing PME for payments received by JHI in excess of the amount due JHI for such Contract Year, or (ii) PME paying JHI any additional amount due JHI for such Contract Year.

In the event that the business of PME develops in a manner that is Materially Different (hereinafter defined) from that set forth in the Financial Projections, JHI, at its option, shall have the right to renegotiate the Royalty Fee. In order to exercise such right, JHI shall give Notice (hereinafter defined) to PME. PME and JHI shall then endeavor for a period of sixty (60) days to negotiate a new Schedule (which Schedule may include activities of PME other than those contemplated by the Financial Projections). If PME and JHI cannot agree on a revised Schedule, JHI shall have the option to terminate this Agreement, with such termination to become effective sixty (60) days from the date JHI notifies PME in writing of its election of such option to terminate. The term "Materially Different" means a reduction of more than 20% in the proportionate share of gross revenues of PME attributable to delivery of obstetrics and gynecology services and associated fitness and wellness centers from that contemplated by the Financial Projections.

(b) As consideration for use of the Mark, PME also grants JHI warrants to purchase 2% of the stock in PME on a fully diluted basis (treating all options, warrants and other equity rights of other parties as if fully exercised) as of the date the warrants are exercised. The exercise price per share shall be a nominal amount equal to US$1.00 divided by the total number of shares being acquired. For example, if 100,000 shares must be acquired to own 2% of PME's stock, the per share price would be US$1.00 divided by 100,000. The warrants may be exercised at any time during the Term, except that, the warrants must be exercised (if at all) immediately prior to any Qualified Public Offering or Sale Event (both as hereinafter defined). The term "Qualified Public Offering" means any offering of stock in PME to the general public which both (i) requires registration on a recognized

securities exchange, and (ii) results in PME's raising cash of at least US$20,000,000.00. The term "Sale Event" means a sale to a third party having no relationship to PME or any of its shareholders of all or substantially all of the stock in, or assets of, PME which occurs no sooner than three (3) years from the date of this Agreement. PME shall notify JHI in writing of any anticipated Qualified Public Offering or Sale Event at least ninety (90) days prior to the date the Qualified Public Offering or Sale Event is anticipated to be consummated.

(c) All payments due JHI pursuant to this Agreement shall be made in United States Dollars and without any set off or deduction for any taxes (including income taxes), withholds, set asides or other sums due to the Country or any political subdivision of the Country (all of which shall be the responsibility of PME). PME shall gross up the Royalty Fee and other charges due to JHI or any other Hopkins Parties such that the net unrestricted amount available to JHI or such other Hopkins Party within the United States is equal to the sums otherwise due pursuant to this Agreement with no diminution for any taxes or withholds imposed by the Country or any political subdivision of the Country. The parties agree to amend payment provisions set forth in this Agreement based on future advice of legal counsel in order to reduce the overall tax exposure, if any, of JHI within the Country or within the United States.

(d) PME shall pay reasonable and customary costs incurred by JHI in closing this transaction such as, for example, fees of any attorney retained by JHI to advise it on matters of Chinese law and costs of any necessary translations.

(e) Any payment due pursuant to this Agreement that is not made within thirty (30) days of the date due shall: (i) be subject to a 5% late charge which is intended to cover in part the administrative expense incurred by JHI in handling a late payment, and (ii) accrue interest from the date due until paid in full at the rate of 10% per annum.

(f) PME shall provide to JHI:

(A) Monthly statements from PME's chief financial officer reflecting Deliveries and Memberships and charges for such Deliveries and Memberships, broken down by Facility, within fifteen (15) days after the end of each calendar month; and

(B) As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter (except the last) of each Fiscal Year (hereinafter defined), copies of a balance sheet, operating statement and cash flow statement for PME as of the close of such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by an authorized financial officer of PME; and

(C) As soon as available, and in any event within one hundred twenty (120) days

after the close of each Fiscal Year, copies of: (i) an audited balance sheet of PME as of the close of such Fiscal Year, and (ii) for each such Fiscal Year, audited operating and cash flow statements, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail (to include confirmation of Deliveries and Memberships for such Fiscal Year). Audited financial statements shall be accompanied by an opinion thereon of a firm of independent certified public accountants of recognized standing reasonably acceptable to JHI to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applicable within the United States consistently maintained (except for changes in which such accountants concur) and present fairly the financial condition of PME.

PME will permit JHI, at JHI's expense, to examine during regular business hours, and upon two (2) days prior written notice, all of its books of account, records, reports and other papers pertaining to its financial condition, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its respective officers, employees and independent certified public accountants. The term "Fiscal Year" means each twelve (12) month reporting period adopted by PME for financial accounting purposes.

(g) All financial and other information provided to JHI pursuant to the Agreement shall be in the English language with PME to bear the cost of any necessary translations. The qualifications of the translator shall be acceptable to JHI in its reasonable discretion.

8. *Non-Compete.*

(a) The Department agrees that, during the Term (hereinafter defined) of this Agreement, it will not permit its name to be used in the Designated Cities (hereinafter defined) in connection with, or otherwise provide services to, any person or entity in the Designated Cities that is engaged in providing obstetrics and gynecology services in a manner that is materially competitive with PME. The "Designated Cities" include Shanghai, Beijing, Yuangzhow, Shenzhen, Dalian, Xiamen, Chengdu, Zhengzhan, Wuhan, and Xian. This non-compete: (i) is limited solely to the Designated Cities and to activities of the Department and does not apply to JHM, JHHS, JHU or JHI generally, and (ii) shall expire on the date that is three (3) years from the date of this Agreement with respect to any such city in which PME has not opened a Facility as of such date, and (iii) does not apply to or restrict activities of individual faculty members of JHU. In addition, this non-compete does not apply to or restrict JHI or any Hopkins Entity from entering into an affiliation arrangement with a hospital or health system in the Country that includes consulting and educational assistance on a broad basis that may include obstetrics and gynecology as a component; provided that, if consulting and educational assistance of JHI or any other Hopkins Entity for obstetrics and gynecology is included as a component, such hospital or health system must not have any clinical facility of a material nature within thirty (30) miles of a then existing Facility of PME. However, JHI agrees that prior to entering into any affiliation arrangement with a hospital or health system in the Country, it will first introduce PME to such hospital or health system as a potential provider of obstetrics and gynecology services.

The right of first discussion described in Section 9(a) of this Agreement shall then apply to such opportunity. During the applicable time period set forth in Section 9(a), JHI will speak with its prospective hospital or health system affiliate in an effort to assure that PME has a reasonable opportunity to present its case for being the provider of obstetrics and gynecology services.

(b) Except as otherwise provided in the following sentences, PME agrees, and will obtain a similar written commitment to JHI from the members of its board of directors and executive management as listed on **Exhibit C** to this Agreement, to provide or assist in the provision of obstetrics and gynecology services and associated fitness and wellness centers in the Country only through PME and not, directly or indirectly (whether by a joint venture, management or operating agreement or otherwise), through or to any other person or entity. PME's contract with Cooper Clinic and Cooper Institute in Dallas, Texas for certification of fitness trainers and development of exercise and fitness programs for pregnant women before and within six (6) months after childbirth is excluded from the restriction set forth in this paragraph. In addition, PME's contract with Amcare Labs International ("Amcare") to provide laboratory services to PME for both OB/Gyn Patients as well as for the wellness program is excluded from the restrictions set forth in this paragraph.

9. ***Rights of First Discussion and First Refusal.***

(a) PME, JHI and the Department each agree to consult with the other regarding possible collaboration on any other healthcare projects or activities of a material nature that they desire to undertake within the Country. Any party desiring to undertake such a project or activity (the "Sending Party") shall first give written notice to the other party (the "Receiving Party") which notice shall include a reasonably detailed description of the project or activity. The Receiving Party must indicate by a written response to the Sending Party within fifteen (15) days thereafter whether it desires to pursue discussions regarding a possible collaboration. If the Receiving Party responds affirmatively, both parties shall discuss a possible collaboration for a period of forty-five (45) days. This Section is intended to provide for a right of first discussion only and shall not obligate either party to reach an agreement or to negotiate based on a standard of good faith or otherwise. If the Receiving Party responds negatively, or does not respond at all within such time period, or if the Receiving Party responds affirmatively but agreement is not reached on a contract within the forty-five (45) day period described above, the Sending Party may then pursue the project or activity with no further obligation of discussion with the Receiving Party except as otherwise provided in the following paragraph. PME shall obtain a written commitment from the members of its board of directors and executive management, as listed on Exhibit C to this Agreement to JHI agreeing to be bound by this Section.

(b) In the event any project or activity described in paragraph (a) above pertains to an expansion of PME's business to include clinical specialties in addition to obstetrics and gynecology (such as, by way of example but not limitation, radiology or pediatrics), JHI shall have the additional rights set forth in this paragraph. If JHI indicated a desire to collaborate with PME on such clinical

specialty but PME and JHI were not able to agree upon terms for a contract, PME may, as described above, pursue the collaboration with third parties. However, if the terms offered by PME to any such third party are more favorable to the third party than the last terms proposed to PME by JHI, PME must first again offer the opportunity to collaborate to JHI on the same terms as offered to such third party. Such offer shall be in writing and comply with the requirements for Notices. JHI shall have a period of twenty (20) days to indicate whether it accepts those terms. If it responds affirmatively, PME and JHI shall conclude the contract within an additional thirty (30) day period. If it declines, PME may then proceed with the third party so long as closing occurs within six (6) months after the Notice to JHI.

10. *Exclusivity.*

(a) In the event an OB patient of a Facility requires referral outside of the Country for additional treatment, PME agrees that, to the extent within its control, JHM shall be the provider of first choice for such referral, subject to the desires of the patient and insurance requirements. In the event of such a patient referral to JHM, JHI will: (i) bill the patient for services at its standard rates in effect from time to time for international patients, and (ii) make arrangements directly with the patient for payment of such services. JHI may refuse to accept any patient in the event JHM lacks the capacity to provide the necessary treatment or in the event arrangements satisfactory to JHI are not made to assure that JHI will be paid for such treatment.

(b) During the Term of this Agreement, PME will: (i) use JHI as its sole source for out-of-Country telemedical consults for OB patients, and (ii) not establish a relationship with any other academic medical center, hospital or health system similar in scope to that established with JHI pursuant to this Agreement, and (iii) not include any reference to any such other academic medical center, hospital or health system in its marketing materials or programs except for local hospitals and health systems providing medical services within the Country. This paragraph shall not apply to, or restrict, PME's relationship with the Cooper Clinic and Cooper Institute for fitness program development or its relationship with Amcare for laboratory services.

11. *Term.* The term of this Agreement (the "Term") shall commence on the date of its execution and, unless sooner terminated pursuant to Section 13, shall end on the date that is seven (7) years from the date of such execution. JHI may, at its sole option, extend the Term of this Agreement for an additional period of five (5) years. JHI will endeavor to give Notice (hereinafter defined) to PME of its exercise of such extension option at least six (6) months prior to the end of the initial seven (7) year Term of this Agreement; provided that, JHI's extension option shall not expire unless and until: (a) PME, within or following such final six (6) month period, gives Notice to JHI that its extension option will expire unless exercised within sixty (60) days after the date of such PME Notice, and (b) JHI fails to exercise its extension option within such sixty (60) day period.

12. *Representations and Warranties.*

(a) **Compliance with Laws.** PME represents and warrants to JHI that it is aware of the requirements of the United States Foreign Corrupt Practices Act ("FCPA" or the "Act") and will not take any action that could violate the Act or expose JHI to liability under the Act. Specifically, PME represents and warrants that in carrying out its responsibilities under this Agreement, or in connection with its business generally, PME and its owners, officers, directors, employees, or agents have not paid and will not pay, offer or promise to pay, or authorize the payment directly or indirectly, of any money, gift or anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person (any such payment is a "Prohibited Payment" as further described in the FCPA). Prohibited Payments do not include facilitating payments and certain expense reimbursements as permitted by the FCPA. PME recognizes that: (i) JHI is not familiar with the laws, rules, regulations, policies and customs or any political subdivisions of the Country, and (ii) JHI will rely on PME to verify that this Agreement and the relationship created between JHI and PME do not violate any law, rule, regulation, policy or custom of the Country or any political subdivisions within the Country. PME specifically represents and warrants that neither the name licensing nor the receipt of fees for such name licensing under this Agreement is in any respect a violation of the laws, regulations, customs or policies of the Country. JHI shall in no event be required to file any form, provide any report, comply with any law or take any other action required by this Agreement if the consequence would be to cause JHI or any of its affiliates to violate, or to be penalized under, any law of the United States.

(b) **General Representations and Warranties.** PME and JHI each represent and warrant to the other that:

(i) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement, constitutes, or will constitute, a violation or breach of the organizational and governance documents of such party, or of any Agreement or other instrument to which it is a party, to which it is subject or by which it is bound.

(ii) Such party is a duly formed and validly existing entity under the laws of the political subdivision in which it was formed.

(iii) The execution and delivery of this Agreement have been approved by the authorized Board of Directors or Trustees of such party to the extent required, and no further action is required on the part of such party to consummate the transactions contemplated hereby. The officers executing this Agreement on behalf of such party have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid and binding upon such party. PME will

provide a copy of the Board resolution approving this Agreement within thirty (30) days from the date of this Agreement.

(c) PME represents and warrants to JHI that **Exhibit D** attached to this Agreement correctly sets forth the current shareholders of PME and the amount of cash or other capital contributions made to PME by each such shareholder.

(d) *NO RELIANCE ON JHI.* JHI'S ROLE IN CONNECTION WITH THE PROJECT IS STRICTLY LIMITED TO USAGE OF THE JHI NAME AS PROVIDED IN THIS AGREEMENT AND PROVISION OF CERTAIN SERVICES AS DESCRIBED IN THE EDUCATIONAL AND CONSULTING SERVICES AGREEMENT OF EVEN DATE HEREOF BETWEEN JHI AND PME (THE "EDUCATIONAL AND CONSULTING SERVICES AGREEMENT"), THE PRIMARY PURPOSE OF WHICH IS TO ASSIST PME IN ENHANCING THE OVERALL QUALITY OF HEALTHCARE PROVIDED AT THE FACILITIES. JHI IS NOT FAMILIAR WITH LAWS, BUSINESS CONDITIONS, THE ECONOMICS OF HEALTHCARE OR OTHER FACTORS WITHIN THE COUNTRY THAT MAY PREVENT OR LIMIT THE SUCCESS OF THE PROJECT. NEITHER JHI NOR ANY OTHER HOPKINS PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, TO PME OR ANY OTHER PARTY WITH RESPECT TO PATIENT VOLUMES, REIMBURSEMENT OR PAYMENT RATES FOR CASES, AVAILABILITY OF QUALIFIED PHYSICIANS OR OTHER HEALTHCARE PROFESSIONALS, CONSTRUCTION OR OPERATING COSTS OR ANY OTHER FACTORS THAT MIGHT AFFECT THE FINANCIAL VIABILITY OR ECONOMIC SUCCESS OF THE PROJECT. PME ACKNOWLEDGES AND AGREES THAT: (A) UNLESS OTHERWISE SPECIFICALLY AGREED IN WRITING BY JHI, ANY EVALUATION, STUDY OR REPORT PREPARED BY JHI OR ANY OTHER HOPKINS PARTY REGARDING THE PROJECT WAS PREPARED SOLELY FOR ITS OR THEIR OWN BENEFIT, AND (B) PME IS NOT RELYING IN ANY MANNER ON ANY SUCH EVALUATION, STUDY OR REPORT. WITHIN FIFTEEN (15) DAYS AFTER REQUEST FROM JHI, PME WILL ALSO PROVIDE JHI WITH WRITTEN ACKNOWLEDGMENT FROM ANY LENDER OR INVESTOR PROVIDING ANY FUNDS TO BE USED IN CONNECTION WITH THE PROJECT THAT SUCH LENDER OR INVESTOR IS IN NO MANNER RELYING UPON JHI WITH RESPMECT TO ANY OF THE MATTERS SET FORTH IN THIS SECTION.

13. *Default.* In the event of a default by either party under this Agreement, the non-defaulting party may give Notice (hereinafter defined) to the defaulting party specifying the nature of the default. If the default is not cured within the applicable Cure Period (hereinafter defined), the non-defaulting party may terminate this Agreement, sue for damages (subject to the limitation set forth in Section 14 of this Agreement), seek injunctive relief or exercise any other rights and remedies provided by law. The term "Cure Period" means: (a) thirty (30) days in the case of monetary defaults, and (b) forty-five (45) days in the case of non-monetary defaults, which forty-five (45) day period shall be extended for such additional period of time as is reasonably necessary to cure any default that

by its nature cannot be cured within forty-five (45) days. In addition, either party may terminate this Agreement immediately upon Notice if the other party: (a) becomes bankrupt or goes into liquidation or winding-up, whether voluntarily or involuntarily, or enters into any composition or arrangement with, or for the benefit of, creditors or allows any final, non-appealable judgment against it to remain unsatisfied for a period of sixty (60) days, or (b) makes any warranty or representation in this Agreement which is materially false or misleading. If a default occurs and continues beyond any applicable notice and cure period, the non-defaulting party may, at its option, elect to terminate this Agreement. JHI may also elect to terminate this Agreement if: (a) the initial Facility has not been fully completed and opened for business (with, among other things, all applicable permits and licenses issued) within twelve (12) months from the date of this Agreement, or (b) PME defaults under the Educational and Consulting Services Agreement and such default continues uncured beyond any applicable notice and cure period, or (c) Royalty Fees are less than US $200,000 for the second Contract Year, US$500,000 for the third Contract Year, US$750,000 for the fourth Contract Year, or US $1,000,000 for any Contract Year thereafter (unless PME renegotiates the Royalty Fees in a manner acceptable to JHI in its sole discretion), or (d) PME fails to deliver to JHI the due diligence items described on **Exhibit E** to this Agreement, in form and content reasonably acceptable to JHI, within thirty (30) days from the date of this Agreement, or (e) Herbert Wong ceases to retain executive managerial control of PME, or (f) Herbert Wong ceases to own at least 10% of the ownership interests in PME. In addition, in the event of any misuse of the Mark, JHI shall have the right to injunctive relief in view of the inadequacy of monetary damages.

14. ***DAMAGES.*** NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER ANY HOPKINS PARTY NOR PME SHALL BE LIABLE IN ANY MANNER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES. JHI AND PME IRREVOCABLY WAIVE ANY RIGHT TO SEEK SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES AND ACKNOWLEDGE THAT SUCH WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTY TO ENTER INTO THIS AGREEMENT. IN ADDITION, PME AGREES THAT THE HOPKINS PARTIES SHALL NOT BE LIABLE TO PME FOR ANY ACTIONS, DAMAGES, CLAIMS, LIABILITIES, COSTS, EXPENSES OR LOSSES IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR AN AGGREGATE AMOUNT IN EXCESS OF US$250,000. THIS LIMITATION ON DAMAGES SHALL NOT PRECLUDE PME FROM SEEKING INJUNCTIVE RELIEF AGAINST JHI. THE PREVAILING PARTY IN ANY LITIGATION INITIATED PURSUANT TO THIS AGREEMENT SHALL BE ENTITLED TO COLLECT COURT COSTS AND REASONABLE ATTORNEYS' FEES FROM THE OTHER PARTY.

15. ***Failure to Perform.*** If PME fails to pay or perform any of its obligations under this Agreement and such failure continues uncured for thirty (30) days after written notice from JHI (except with respect to any matter involving an imminent threat to patient safety, in which event JHI may take appropriate action without any prior notice), JHI may, but shall not be obligated to, pay or perform such obligation on behalf of PME. In such event, JHI shall provide PME with prompt written

notice of its payment or performance of such obligation. Any amounts paid by JHI on behalf of PME or expenses or costs incurred by JHI in performing any obligation of PME shall be due and payable by PME to JHI within fifteen (15) days after a demand for payment by JHI. To the extent not paid when due, such sums shall accrue interest until paid in full at the rate of 10% per annum.

16. ***Confidentiality.*** PME and JHI acknowledge and agree that all information communicated to either PME or JHI by the other party in connection with this Agreement and marked "CONFIDENTIAL" shall be received in confidence, shall be used only for purposes of this Agreement, and no such confidential information shall be disclosed by the respective parties or their agents or personnel without the prior written consent of the other party. Except to the extent otherwise required by applicable law or professional standards, the parties' obligations under this Section do not apply to information that: (a) is or becomes generally available to the public other than as a result of wrongful disclosure by PME or JHI, (b) was known to either PME or JHI or had been possessed by PME or JHI prior to execution of this Agreement, (c) was independently developed by PME or JHI without violation of this Agreement, or (d) PME and JHI agree from time to time to disclose. Each party shall be deemed to have met its nondisclosure obligations under this Section as long as it exercises the same level of care to protect the other=s information as it exercises to protect its own confidential information, except to the extent that applicable law or professional standards impose a higher requirement. If either party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the other party's confidential information, such party shall provide prompt written notice to the other party of such demand in order to permit such party to seek a protective order. So long as the notifying party gives notice as provided herein, the notifying party shall thereafter be entitled to comply with such demand, subject to any protective order or the like that may have been entered in the matter.

17. ***Assignment.*** Except as provided in the following sentence, neither party may assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the other party, which consent may be granted or denied in such party's sole and absolute discretion. JHI may assign its rights and obligations hereunder, without PME's consent, to The Johns Hopkins University or The Johns Hopkins Health System Corporation.

18. ***Force Majeure.*** Neither PME nor JHI shall be liable for any delays resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority. An event of force majeure shall in no event excuse any failure to make a monetary payment when due pursuant to this Agreement whether caused by lack of financial resources or otherwise.

19. ***Limitation on Actions.*** No action, regardless of form, arising under or relating to this Agreement, may be brought by either party more than one (1) year after the cause of action has accrued.

20. ***Entire Agreement.*** This Agreement constitutes the entire understanding of the parties with respect to the matters set forth herein and shall not be contradicted or supplemented by evidence of any prior or contemporaneous written or oral negotiations.

21. ***Amendments.*** This Agreement may only be amended or modified by a written document specifically referencing this Agreement and signed by PME and JHI.

22. ***Waiver of Breach.*** The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of this Agreement. Any such waiver must be in writing and signed by the party against which enforcement of the waiver is sought.

23. ***Independent Contractor.*** Each party to this Agreement is an independent contractor. None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any partnership, joint venture or other relationship between such parties.

24. ***No Third-Party Beneficiaries.*** The obligations of each party to this Agreement shall inure solely to the benefit of the other party, and no person or entity shall be a third party beneficiary of this Agreement.

25. ***Estoppel Certificate.*** At any time during the Term, either party may, by written notice, request from the other party a written statement (addressed to the requesting party and/or such third party as it may designate) certifying that such other party is not aware of any uncured breaches of this Agreement by the requesting party and has no reason to believe any such breaches exist. If on or before thirty (30) days from the date of such request, the other party fails either to give the requested certificate or to give notice of all claimed uncured breaches, then any and all breaches by the requesting party that occurred prior to the date of the request and of which the other party had actual knowledge shall be deemed waived by the other party. A waiver of any breach of this Agreement shall not constitute a waiver of any future breaches of this Agreement, whether of a similar or dissimilar nature.

26. ***Governing Law.*** This Agreement shall be governed in all respects by the laws of the State of Maryland, but disregarding for such purpose any conflict of law provisions.

27. ***Dispute Resolution; Forum.***

(a) In the event any dispute arises between JHI and PME regarding this Agreement, the parties will first attempt to resolve the dispute by a meeting between their chief executive officers to occur within thirty (30) days after either party gives Notice to the other of a dispute. If unsuccessful, the parties will then endeavor for a succeeding thirty (30) day period to hold

a non-binding mediation before a mutually selected independent mediator in an effort to resolve the dispute.

(b) If the above efforts to resolve the dispute are unsuccessful, either party may then commence litigation as provided in this paragraph. Each of the parties to this Agreement hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the courts of Baltimore County, Maryland for any proceeding arising in connection with this Agreement and each such party agrees not to commence any such proceeding except in such courts, and (ii) waives any objection to the laying of venue of any such proceeding in the courts of Baltimore County, Maryland.

28. ***Trial by Jury.*** EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER OR CONTROVERSY ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED HEREIN. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

29. ***Notices.*** Any notices or other communications required by this Agreement (a "Notice") shall be sent by Federal Express or similar overnight courier service and addressed as follows:

If to PME:

Herb Wong
740 Polo Club Drive
Austin, TX 78737
Facsimile: (512) 301-3748

If to JHI:

720 Rutland Avenue
Suite 100
Baltimore, MD 21205, USA
Attention: Steven J. Thompson
Facsimile: (410) 955-0889

With a copy to:

The Johns Hopkins Health System Corporation
Attn: General Counsel
600 N. Wolfe Street, Admin. 400
Baltimore, Maryland 21287-1900
Facsimile: (410) 955-0636

The time period for any Notice to be given pursuant to this Agreement shall start to run when such Notice is delivered to the courier. Any change of address for Notices shall not be effective until the other party has actually received the change of address. A copy of any Notice shall also be sent by facsimile transmission to the above numbers, respectively, on the date delivered to such courier.

30. ***Invalid Provisions.*** Except with respect to the termination right provided to JHI in Section 3 of this Agreement, if, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority to be, in any respect invalid or unenforceable, such determination shall not nullify any of the other terms and provisions of this Agreement. In addition, unless otherwise agreed to in writing by the parties, in order to prevent the invalidity or unenforceability of such provision or provisions of this Agreement, such provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision or regulation.

31. ***Successors and Assigns.*** This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

32. ***Preparation.*** Each party and their respective legal counsel have cooperated in the drafting of this Agreement. This Agreement shall be deemed, therefore, to be their joint work product and shall not be construed against any party on the basis of its preparation.

33. ***Counterparts.*** This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

34. ***Descriptive Headings.*** The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WITNESS:

JOHNS HOPKINS INTERNATIONAL, L.L.C

By:____________________(SEAL)
Name: Steven J. Thompson
Title: CEO

WITNESS:

PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

By: [signature] (SEAL)
Name: HERBERT WONG
Title: CEO, Chairman

The Johns Hopkins Hospital Department of Obstetrics and Gynecology joins in the execution of this Agreement solely in order to evidence its obligations under Sections 8 and 9 of this Agreement.

WITNESS:

THE JOHNS HOPKINS HOSPITAL DEPARTMENT OF OBSTETRICS AND GYNECOLOGY

By: [signature] (SEAL)
Name: HAROLD E FOX MD
Title: Director Gyn-OB JHMI.

C:\WINDOWS\...\Licensing Agreement...doc

Licensing agreement

TOTAL P.02

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WITNESS:

JOHNS HOPKINS INTERNATIONAL, L.L.C.

By: ______________________ (SEAL)
Name: Steven J. Thompson
Title: CEO

WITNESS:

PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

By: ______________________ (SEAL)
Name: HERBERT WONG
Title: CEO, Chairman

The Johns Hopkins Hospital Department of Obstetrics and Gynecology joins in the execution of this Agreement solely in order to evidence its obligations under Sections 8 and 9 of this Agreement.

WITNESS:

THE JOHNS HOPKINS HOSPITAL DEPARTMENT OF OBSTETRICS AND GYNECOLOGY

____

By: ______________________ (SEAL)
Name: ______________________
Title: ______________________

Licensing agreement

EXHIBIT A TO LICENSING AGREEMENT BETWEEN JOHNS HOPKINS INTERNATIONAL, LLC AND PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

Subsidized beds are beds for which PME is required by law to accept payments for, or on behalf of, patients at a rate that is ten percent (10%) or more below the rate charged by PME generally for non-subsidized beds. In order to constitute a subsidized bed, PME must not recoup all or any part of such legally required discount from the patient or other sources. The Financial Projections of PME (as described in the Licensing Agreement) do not include any subsidized beds.

EXHIBIT B TO LICENSING AGREEMENT BETWEEN JOHNS HOPKINS INTERNATIONAL, LLC AND PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

See attached Financial Projections.

EXHIBIT C TO LICENSING AGREEMENT BETWEEN JOHNS HOPKINS INTERNATIONAL, LLC AND PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

Herbert Yao Sing Wong
Robert Yao Wing Wong
Yuen Yue Wong
Kam Wing Chow
Shirley Lockwood

EXHIBIT D TO LICENSING AGREEMENT BETWEEN JOHNS HOPKINS INTERNATIONAL, LLC AND PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

A. Cash Contributions.

Grace Chow - $1,250,000 (US)
Lucy Sun - $250,000 (US)
John Lee - $250,000 (US)

B. Shareholders and Number of Shares Owned

7650 Shares – Autoscale Resources, a BVI company owned as follows: (a) 30% Herbert Wong, (b) 30% Robert Wong, and (c) 40% Cyberliving (owned by Y.Y. Wong and Wing Chow

200 Shares – Anne Young

400 Shares – Robert Wong

250 Shares – Lucy Sun (Workforce Advantage Ltd)

1300 Shares – Grace Chow (Victory Ocean Ltd)

250 Shares – John Lee (I Mart Holdings Ltd)

EXHIBIT E TO LICENSING AGREEMENT BETWEEN JOHNS HOPKINS INTERNATIONAL, LLC AND PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

1. English translations of biographical information for the individuals listed on Exhibit C.

2. Opinion of counsel from a law firm acceptable to JHI as to the legality and enforceability of the Licensing Agreement and Educational and Consulting Services Agreement and other matters as reasonably determined by JHI, including, without limitation, the impact of Chinese law and the enforceability of the provisions relating to the warrants granted to JHI.

3. Corporate resolutions of PME and evidence that it is a corporation duly organized and in good standing under the laws of Hong Kong.

4. Copies of any agreements among shareholders of PME (none of which shall adversely affect JHI's warrant rights).

5. Modification of PME's charter and bylaws as needed to allow issuance of the warrants to JHI.